Exhibit 3.3

EIGHTH AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

LANDMARK APARTMENT TRUST HOLDINGS, LP

(f/k/a Landmark Apartment Trust of America Holdings, LP)

This Eighth Amendment (this “Amendment”) to the Agreement of Limited Partnership of Landmark Apartment Trust Holdings, LP (f/k/a Landmark Apartment Trust of America Holdings, LP) is made as of October 24, 2014, by Landmark Apartment Trust, Inc., a Maryland corporation, as general partner (the “General Partner”) of Landmark Apartment Trust Holdings, LP, a Virginia limited partnership (the “Partnership”), pursuant to authority granted to the General Partner in Sections 2.02 and 11.01 of the Agreement of Limited Partnership of the Partnership (f/k/a Landmark Apartment Trust of America Holdings, LP, Apartment Trust of America Holdings, LP, Grubb & Ellis Apartment REIT Holdings, LP and NNN Apartment REIT Holdings, L.P.), dated as of December 27, 2005, as amended by the First Amendment thereto, dated as of June 3, 2010, as further amended by the Second Amendment thereto, dated as of June 28, 2011, as further amended by the Third Amendment thereto, dated as of August 3, 2012, as further amended by the Fourth Amendment thereto, dated as of June 28, 2013, as further amended by the Fifth Amendment thereto, dated as of July 22, 2013, as further amended by the Sixth Amendment thereto, dated as of September 9, 2013, as further amended by the Seventh Amendment thereto, dated as of January 7, 2014 (as so amended, the “Partnership Agreement”). Capitalized terms used and not defined shall have the meanings set forth in the Partnership Agreement.

WHEREAS, pursuant to Section 2.02 of the Partnership Agreement, the General Partner, acting in its sole and absolute discretion without the consent of any Limited Partners, may change the name of the Partnership.

WHEREAS, pursuant to Section 11.01 of the Partnership Agreement, the General Partner, without the consent of the Limited Partners, may amend the Partnership Agreement to change the address of the Partnership’s principal office.

WHEREAS, on October 24, 2014 the General Partner, pursuant to the authority given in Section 2.02 of the Agreement, changed the Partnership’s name to Landmark Apartment Trust Holdings, LP, and changed the address of the Partnership’s principal office by filing a Certificate of Amendment of Certificate of Limited Partnership with the State Corporation Commission of the Commonwealth of Virginia.

WHEREAS, the General Partner desires to amend the Partnership Agreement as provided herein.

WHEREAS, the Partnership Agreement, as amended by this Amendment, shall be binding upon all Persons now or at any time hereafter who are Partners.

NOW, THEREFORE, BE IT RESOLVED, that the General Partner hereby amends the Partnership Agreement as follows:

1.  Name. Section 2.02 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“Section 2.02 Name. The name of the Partnership shall be Landmark Apartment Trust Holdings, LP. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner, in its sole and absolute discretion, may change the name of the Partnership at any time and from to time to time shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.”

2. Principal Office. Section 2.03 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

“Section 2.03 Registered Office and Agent; Principal Office. The name and address of the Partnership’s registered agent in the Commonwealth of Virginia is CT Corporation System, 4701 Cox Road, Suite 285, Glen Allen, Virginia 23060. The registered agent and the registered office may be changed by the General Partner from time to time in accordance with applicable law. The principal office of the Partnership is 3505 E. Frontage Road, Ste. 150, Tampa, Florida 33607, or such other place as the General Partner may from time to time designate, in its sole and absolute discretion, by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the Commonwealth of Virginia as the General Partner deems advisable.

3. Effect. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect.

4. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions concerned herein shall not be affected thereby.

5. Entire Agreement; Governing Law. The Partnership Agreement, as amended by this Amendment, contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreement among them with respect thereto. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

[Signature on the Following Page.]

IN WITNESS WHEREOF, the undersigned has executed this Eighth Amendment to the Agreement of Limited Partnership, as amended, as of the date first set forth above.

GENERAL PARTNER: LANDMARK APARTMENT TRUST, INC., a Maryland corporation

By:	/s/ Stanley J. Olander, Jr.
	Name:	Stanley J. Olander, Jr.
	Title:	Chief Executive Officer

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